Exhibit 99.1

Nxt-ID, Inc. Shareholders Approve Both Reverse Stock Split Proposals

Company to Effect Reverse Stock Splits on Friday, October 15, 2021

OXFORD, Conn.—Oct. 15, 2021—Nxt-ID, Inc. (NASDAQ: NXTD) (the “Company” or “NXT-ID”), provider of personal emergency response systems (PERS), health communications devices and IoT technology, today announced that the Company’s shareholders have approved the two reverse stock split proposals relating to NXT-ID’s common stock and Series C preferred stock at the Company’s special shareholders meeting on October 15, 2021.

The NXT-ID board of directors has approved a 1-for-10 reverse split for the Company’s common stock and a corresponding 1-for-10 reverse split for its Series C preferred stock. The reverse stock splits will take effect after the close of trading today, which will help ensure that the Company’s common stock will continue to be listed on the Nasdaq Capital Market. The Company anticipates that the common stock will begin trading on a split-adjusted basis at the open of trading on Monday, October 18, 2021 under the new CUSIP number 67091J404.

“I would like to thank our shareholders for their support and approval of this important vote to ensure that our Company will be much better positioned to create future value for investors and customers,” said Chia-Lin Simmons, Chief Executive Officer of NXT-ID. “By continuing to remain listed on Nasdaq, we will have the opportunity to place our Company on a solid path and will be able to get back to innovating and building products. We will continue to keep shareholders informed as we move forward.”

Information for Shareholders

VStock Transfer, LLC is acting as exchange agent for the common stock reverse stock split and will send instructions to any shareholders of record who hold stock certificates regarding the exchange of certificates for common stock. The Company is acting as exchange agent for the Series C preferred stock split. Shareholders who hold their shares in brokerage accounts or "street name" are not required to take any action to effect the exchange of their shares following the reverse stock splits. VStock Transfer, LLC may be reached for questions at (212) 828-8436. The reverse stock splits will also have a proportionate effect on all other convertible preferred stock, options and warrants outstanding as of such effective date of such reverse stock splits. Any fractional shares as a result of either of the reverse stock splits will be adjusted upwards.

About Nxt-ID, Inc.

Nxt-ID, Inc. (NASDAQ: NXTD) provides personal emergency response systems (PERS), health communications devices and IoT technology that creates a connected care platform. The Company’s devices give people the ability to receive care at home and confidence to age in place. LogicMark LLC, a wholly-owned subsidiary of NXT-ID, revolutionized the PERS industry by incorporating two-way voice communication technology directly in the medical alert pendant and providing the life-saving technology at a price point everyday consumers could afford. The PERS technologies are sold through dealers/distributors and the United States Veterans Health Administration.

The Company was awarded a contract by the U.S. General Services Administration that enables the Company to distribute its products to federal, state and local governments. For NXT-ID corporate information, contact: info@NXT-ID.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; the Company's ability to maintain its Nasdaq listing for its common stock; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the SEC.

Investor / Media Contacts:

Jeremy Jacobs / Alan Oshiki

Abernathy MacGregor

jrj@abmac.com / aho@abmac.com

Proxy Contact:

Donna Ackerly

Laurel Hill Advisory Group

888-742-1305

NXT-id@laurelhill.com